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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                LANDACORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   514756105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 12 Pages

CUSIP No. 514756105                                           Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP ("SC VII")
      94-3240153
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,287,500
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,287,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,287,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP
      ("STP VII") 77-0428059
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            100,000
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        100,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      100,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      LESS THAN 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP ("SIP") 94-3260980
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            40,000
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        40,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      40,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      LESS THAN 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SVC VII MANAGEMENT-A, LLC ("SC VII-A")
      94-3240154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                2,427,500  shares of which 2,287,500 shares are directly
  REPORTING             held by SC VII,  100,000 shares are directly held by STP
   PERSON               VII and 40,000 shares are directly held by SIP. SC VII-A
    WITH                is the general partner of SC VII, STP VII and SIP.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,427,500 shares of which 2,287,500 shares are directly held by SC VII, 100,000 shares are directly held by STP VII and 40,000 shares are directly held by SIP. SC VII-A is the general partner of SC VII, STP VII and SIP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,427,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MICHAEL MORITZ
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                2,427,500  shares of which 2,287,500 shares are directly
  REPORTING             held by SC VII,  100,000 shares are directly held by STP
   PERSON               VII and 40,000  shares  are  directly  held by SIP.  Mr.
    WITH                Moritz is a  managing  member of SC  VII-A.  Mr.  Moritz
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,427,500 shares of which 2,287,500 shares are directly held by SC VII, 100,000 shares are directly held by STP VII and 40,000 shares are directly held by SIP. Mr. Moritz is a managing member of SC VII-A. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,427,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      DOUGLAS LEONE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                2,427,500  shares of which 2,287,500 shares are directly
  REPORTING             held by SC VII,  100,000 shares are directly held by STP
   PERSON               VII and 40,000  shares  are  directly  held by SIP.  Mr.
    WITH                Leone  is a  managing  member  of SC  VII-A.  Mr.  Leone
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,427,500 shares of which 2,287,500 shares are directly held by SC VII, 100,000 shares are directly held by STP VII and 40,000 shares are directly held by SIP. Mr. Leone is a managing member of SC VII-A. Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,427,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 8 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MARK STEVENS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             0
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                2,427,500  shares of which 2,287,500 shares are directly
  REPORTING             held by SC VII,  100,000 shares are directly held by STP
   PERSON               VII and 40,000  shares  are  directly  held by SIP.  Mr.
    WITH                Stevens is a managing  member of SC VII-A.  Mr.  Stevens
                        disclaims beneficial ownership of all such shares except
                        to the  extent  of  his  individual  pecuniary  interest
                        therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,427,500 shares of which 2,287,500 shares are directly held by SC VII, 100,000 shares are directly held by STP VII and 40,000 shares are directly held by SIP. Mr. Stevens is a managing member of SC VII-A. Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,427,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                           Page 9 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      THOMAS F. STEPHENSON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             52,500  shares  issuable  upon the  exercise  of options
   SHARES               exercisable within 60 days of December 31, 2002.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             2,427,500  shares of which 2,287,500 shares are directly
   PERSON               held by SC VII,  100,000 shares are directly held by STP
    WITH                VII and 40,000  shares  are  directly  held by SIP.  Mr.
                        Stephenson  is  a  managing  member  of  SC  VII-A.  Mr.
                        Stephenson  disclaims  beneficial  ownership of all such
                        shares except to the extent of his individual  pecuniary
                        interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        52,500  shares  issuable  upon the  exercise  of options
                        exercisable within 60 days of December 31, 2002.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,427,500 shares of which 2,287,500 shares are directly held by SC VII, 100,000 shares are directly held by STP VII and 40,000 shares are directly held by SIP. Mr.
                        Stephenson is a managing member of SC VII-A. Mr. Stephenson disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,480,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 514756105                                          Page 10 of 12 Pages
--------------------------------------------------------------------------------

ITEM 1.


         (a) Name of Issuer:  Landacorp, Inc.

         (b) Address of  Issuer's  Principal  Executive  Offices:
                              4151  Ashford Dunwoody Rd, Suite 505
                              Atlanta, GA 30319


ITEM 2.

         (a) Name of Persons Filing:

                              Sequoia Capital VII, A California Limited
                              Partnership
                              Sequoia Technology Partners VII, A California Limited Partnership
                              Sequoia International Partners, A California
                              Limited Partnership
                              SC VII-A Management, LLC
                              Michael Moritz ("MM")
                              Douglas Leone  ("DL")
                              Mark Stevens  ("MS")
                              Thomas F. Stephenson  ("TFS")


             SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, and TFS are Managing Members of SC VII-A.

         (b) Address of Principal Business Office or, if none, Residence:
                              3000 Sand Hill Road, 4-180
                              Menlo Park, CA 94025

         (c) Citizenship:     MM, DL, MS, TFS: USA SC VII-A,  SC VII, STP VII,
                              SIP: California

         (d) Title of Class of Securities: Common

         (e) CUSIP Number:                 514756105


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. 514756105                                          Page 11 of 12 Pages
--------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                           If this  statement  is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

                           Instruction.   Dissolution  of  a  group  requires  a
                  response to this item. .

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION


                                 NOT APPLICABLE

CUSIP No. 514756105                                          Page 12 of 12 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 3, 2003

Sequoia Capital VII
Sequoia Technology Partners VII
Sequoia International Partners

By:    SC VII-A Management, LLC
       A California Limited Liability Company
       General Partner of Each

By:  Managing Members

-------------------------------
Michael Moritz

-------------------------------
Douglas Leone

-------------------------------
Mark Stevens

-------------------------------
Thomas F. Stephenson